                            IPALCO ENTERPRISES, INC.
                           OFFER TO PURCHASE FOR CASH
                  UP TO 12,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT GREATER THAN $34.00
                         NOR LESS THAN $29.00 PER SHARE
  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
    EASTERN STANDARD TIME, ON THURSDAY, MARCH 27, 1997, UNLESS THE OFFER IS
                                   EXTENDED.

    IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), invites its shareholders to tender shares of its Common Stock, no par value, (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of June 28, 1990, between the Company and First Chicago Trust Company of New York, as the Rights Agent), at prices not greater than $34.00 nor less than $29.00 per Share, net to the seller in cash, specified by such shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights. The Company will determine a single per Share price (not greater than $34.00 nor less that $29.00) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by the tendering shareholders. The Company will select the Purchase Price that will enable it to purchase 12,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $34.00 nor less than $29.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration described herein. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.
                           --------------------------

    Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $0.25 per Share to be paid by the Company on April 15, 1997, to holders of record on March 21, 1997, regardless of whether or when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividend periods.
                           --------------------------

 THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.
   THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.
                           --------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to IBJ Schroder Bank & Trust Company (the "Depositary") and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof. Shareholders who are participants in the Indianapolis Power & Light Company Employees' Thrift Plan (the "Thrift Plan") cannot use the Letter of Transmittal to tender Shares held in accounts under such plan, but must instruct the Thrift Plan Trustee pursuant to the "Thrift Plan Instruction Letter," to tender Shares held in the Thrift Plan. See discussion set forth under "Thrift Plan" in Section 3 hereof.
                           --------------------------

     NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES
       ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL
    OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT
                                     PRICE.
          THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF
          THE COMPANY INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.
                           --------------------------

    The Shares are listed and traded principally on the New York Stock Exchange (the "NYSE") and also on the Chicago Stock Exchange ("CSE"). On February 25, 1997, the last full trading day prior to the announcement of the Offer, the last reported sale price of the Shares on the NYSE Composite Tape in THE WALL STREET JOURNAL was $28.125 per Share. Shareholders are urged to obtain current market quotations for the Shares.

    Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
                           --------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                            DILLON, READ & CO. INC.
                           --------------------------

FEBRUARY 28, 1997

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE
COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER.
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN
OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH
INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

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SECTION                                                                                                        PAGE
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SUMMARY...................................................................................................           i

INTRODUCTION..............................................................................................           1

THE OFFER.................................................................................................           2

 1.  Number of Shares; Proration..........................................................................           2

 2.  Tenders by Holders of Fewer Than 100 Shares..........................................................           4

 3.  Procedure for Tendering Shares.......................................................................           4

 4.  Withdrawal Rights....................................................................................           7

 5.  Acceptance for Payment of Shares and Payment of Purchase Price.......................................           8

 6.  Certain Conditions of the Offer......................................................................           8

 7.  Price Range of Shares; Dividends; Rights Plan........................................................          10

 8.  Background and Purpose of the Offer..................................................................          13

 9.  Source and Amount of Funds...........................................................................          15

10.  Transactions and Agreements Concerning Shares........................................................          16

11.  Financial Information Concerning the Company.........................................................          16

12.  Effects of the Offer on the Market for Shares; Registration Under the Exchange Act...................          21

13.  Certain Federal Income Tax Consequences..............................................................          22

14.  Extension of Tender Period; Termination; Amendments..................................................          25

15.  Fees and Expenses....................................................................................          26

16.  Miscellaneous........................................................................................          27

                                    SUMMARY

    This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in this Offer to Purchase.

The Company..................  IPALCO Enterprises, Inc., an Indiana corporation with principal executive offices at One Monument Circle,
                               Indianapolis, Indiana 46204.

The Shares...................  Shares of the Company's Common Stock, no par value.

Number of Shares Sought......  12,000,000 of the 57,036,540 Shares outstanding as of
                               February 28, 1997.

Purchase Price...............  The Company will select a single Purchase Price which will be not greater than $34.00 nor less than $29.00 per Share.
                               All Shares purchased by the Company will be purchased at the
                               Purchase Price even if tendered below the Purchase Price.
                               Each shareholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not greater
                               than $34.00 nor less than $29.00 per Share) at which such
                               shareholder is willing to have his or her Shares purchased by the Company. Shareholders wishing to maximize the
                               possibility that their Shares will be purchased at the
                               Purchase Price may check the box on the Letter of
                               Transmittal marked "Shares Tendered At Price Determined By
                               Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $29.00.

Expiration Date of Offer.....  Thursday, March 27, 1997, at 12:00 Midnight, Eastern
                               Standard Time, unless extended by the Company.

How to Tender Shares.........  See Section 3. For further information, call the Information
                               Agent or consult your broker for assistance.

Proration....................  In the event more than 12,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the purchase of Shares will be subject to proration. After the purchase of "Odd Lot"
                               Shares as described below, Shares will be purchased on a pro rata basis. Proration of Shares will be based on the ratio of the number of Shares to be purchased by the Company
                               pursuant to the Offer (less Odd Lot Shares tendered at or
                               below the Purchase Price) to the total number of Shares
                               tendered by all shareholders at or below the Purchase Price
                               (less Odd Lot Shares tendered at or below the Purchase
                               Price). This ratio will be applied to all Shares tendered by each shareholder to determine the number of Shares that will be purchased from each shareholder pursuant to the Offer.
                               Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration
                               Date.

Odd Lot Owners...............  There will be no proration of Shares tendered by any shareholder beneficially owning less than 100 Shares as of the close of business on February 28, 1997, and as of the
                               Expiration Date, who tenders all such Shares at or below the
                               Purchase Price and completes the box

                               captioned "Odd Lots" on the Letter of Transmittal and, if
                               applicable, the Notice of Guaranteed Delivery. Shares
                               allocated to a Thrift Plan account will not be included in the aggregate number of Shares beneficially owned by any
                               shareholder for purposes of determining who beneficially
                               owns less than 100 Shares. Shareholders tendering Odd Lots will avoid the payment of brokerage commissions and the
                               applicable odd lot discount payable in a sale of Shares in a transaction effected on a securities exchange.

Withdrawal Rights............  Tendered Shares may be withdrawn at any time until the
                               Expiration Date of the Offer and, unless previously
                               purchased, after April 24, 1997. See Section 4.

Purpose of Offer.............  The Company is adopting a new financial strategy designed to maximize shareholder value, to make greater use of financial leverage, to distribute cash to shareholders through a
                               potentially more tax efficient method than cash dividends
                               exclusively, and to increase the Company's financial
                               flexibility. The strategy includes: (a) a recapitalization of the Company to employ more leverage in the capital
                               structure; (b) a reduction in the quarterly dividend to
                               $0.25 per share ($1.00 annually) from the previous $0.37 per share ($1.48 annually); and (c) a target consolidated
                               debt-to-capital ratio of 45 percent which the Company
                               estimates can be achieved within the next five years. The
                               recapitalization will be accomplished by incurring up to
                               $410 Million of additional debt and using the proceeds to
                               purchase up to 12,000,000 Shares of its outstanding common stock. The dividend is payable April 15, 1997 to
                               shareholders of record on March 21, 1997 regardless of
                               whether or when such Shares are tendered. Future dividend
                               action will be guided by, among other factors, a policy of paying out 45 to 50 percent of the prior year's earnings. By repurchasing Common Stock at a premium to its recent market value the Company can accelerate and increase the amount of cash received by shareholders. Reducing the dividend rate
                               improves the Company's financial flexibility going forward.

Market Price of Shares.......  On February 25, 1997, the last reported sale price of the
                               Shares on the NYSE Composite Tape was $28.125 per Share. See
                               Section 7.

Dividends....................  Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $0.25 per
                               Share to be paid by the Company on April 15, 1997, to
                               holders of record on March 21, 1997, regardless of whether or when such Shares are tendered. Shares tendered and
                               purchased by the Company will not be entitled to any
                               dividends in respect of any later dividend periods. See
                               Section 7.

Brokerage Commissions........  Not payable by shareholders.

Stock Transfer Tax...........  None, except as provided in Instruction 7 of the Letter of
                               Transmittal.

Payment Date.................  As promptly as practicable after the Expiration Date of the
                               Offer.

Further Information..........  Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of
                               Transmittal or other tender offer materials may be directed to D.F. King & Co., Inc., 77 Water Street, New York, New
                               York 10005, Tel: (800) 848-2998 (toll free).

To the Holders of Common Stock of
IPALCO Enterprises, Inc.:

                                  INTRODUCTION

    IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), invites its shareholders to tender shares of its Common Stock, no par value, (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of June 28, 1990, between the Company and First Chicago Trust Company of New York, as the Rights Agent), at prices not greater than $34.00 nor less than $29.00 per Share, net to the seller in cash, specified by such shareholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    The Company will determine a single per Share price (not greater than $34.00 nor less than $29.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will enable it to purchase 12,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $34.00 nor less than $29.00 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1) will be purchased by the Company, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration described below. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or invalid tender will be returned to shareholders.

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

    Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of Dillon, Read & Co. Inc. (the "Dealer Manager"), IBJ Schroder Bank & Trust Company (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") incurred in connection with the Offer. See Section 15. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 13.

    Shareholders who are participants in IPALCO POWERINVEST, the Company's Dividend Reinvestment and Direct Stock Purchase Plan, (the "Dividend Reinvestment Plan") may tender part or all of the Shares attributed to such participant's account and in each case must specify the price or prices at which such Shares are to be tendered. See Section 3. Shares held in a Dividend Reinvestment Plan account as to which the Depositary has not received timely instructions shall not be tendered. See Section 3. Shares held in a Dividend Reinvestment Plan account will be included in the calculation of the aggregate number of Shares beneficially owned by any shareholder for purposes of determining Odd Lot Owners (as defined in Section 1).

    The Indianapolis Power & Light Company Employees' Thrift Plan (the "Thrift Plan") holds Shares (approximately 9.71% of the outstanding Shares) in accounts for participants in the Thrift Plan. Merrill Lynch Trust Company of America, Trustee (the "Thrift Plan Trustee") serves as trustee for the Thrift Plan. Under the terms of the Thrift Plan, a participant may instruct the Thrift Plan Trustee to tender all or part of the Shares allocated to the participant's accounts in Fund B, IPALCO Common Stock which are eligible for tender. See Section 3. Shares allocated to a participant's account as to which the Thrift Plan Trustee has not received timely instructions from such participant shall not be tendered. Shares allocated to a participant's account in the Thrift Plan may or may not be eligible for tender depending upon the following factors: (1) whether or not the participant's terms of employment are covered by a collective bargaining agreement with the International Brotherhood of Electrical Workers ("IBEW"); (2) whether the Shares are attributable to an employer matching contribution; (3) whether the Shares are attributable to earnings on employer matching contributions; and (4) when any of such Shares were contributed to the participant's account. Please refer to the Prospectus for the Thrift Plan or contact the Thrift Plan Trustee for more specific information regarding which Shares are eligible for tender. Shares allocated to a Thrift Plan account will not be included in the calculation of the aggregate number of Shares beneficially owned by any shareholder for purposes of determining Odd Lot Owners. See Sections 1 and 2.

    NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE COMPANY INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

    As of February 28, 1997, the Company had issued and outstanding 57,036,540 Shares and had reserved for issuance upon exercise of outstanding stock options 1,023,570 Shares. As of February 28, 1997, there were approximately 23,957 holders of record of Shares. The 12,000,000 Shares that the Company is offering to purchase represent approximately 21.0% of the Shares outstanding on February 28, 1997, or approximately 20.7% on a fully diluted basis (assuming the exercise of all outstanding stock options).

    A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. See
Section 7.

    The Shares are listed and traded principally on the New York Stock Exchange ("NYSE") and are also traded on the Chicago Stock Exchange ("CSE"). The Shares trade under the symbol "IPL." See Section 7. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 12,000,000 Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not greater than $34.00 nor less than $29.00 per Share. The later of 12:00 Midnight, Eastern Standard Time, on Thursday, March 27, 1997, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." If the Offer is oversubscribed as described below, only Shares validly tendered at or below the Purchase Price on or prior to the Expiration Date will be eligible for proration.

    The Company will determine the Purchase Price taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price that will enable it to purchase 12,000,000 Shares (or such lesser number of Shares as are validly tendered and not withdrawn at prices not greater than $34.00 nor less than $29.00 per Share) pursuant to the Offer. The Company reserves the right to purchase more than 12,000,000 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered.

    Shares tendered and purchased by the Company will be entitled to the regular quarterly cash dividend of $0.25 per Share to be paid by the Company on April 15, 1997, to holders of record on March 21, 1997, regardless of whether or when such Shares are tendered. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividend periods.

    In accordance with Instruction 5 of the Letter of Transmittal, each shareholder who wishes to tender Shares must specify the price (not greater than $34.00 nor less than $29.00 per Share) at which such shareholder is willing to have the Company purchase such Shares. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not greater than $34.00 nor less than $29.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

    Upon the terms and subject to the conditions of the Offer, if 12,000,000 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares (including fractional Shares held in the Dividend Reinvestment Plan or the Thrift Plan). Upon the terms and subject to the conditions of the Offer, if more than 12,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

        (a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any shareholder (an "Odd Lot Owner") who was as of the close of business on February 28, 1997, and will continue to be at the Expiration Date, the record or beneficial owner of an aggregate of fewer than 100 Shares (including any Shares held in the Dividend Reinvestment Plan, but excluding Shares held in the Thrift
    Plan), all of which are being tendered (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and

        (b) then, after purchase of all of the foregoing Shares, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Dividend Reinvestment Plan or the Thrift Plan).

    Notwithstanding clause (b) above, the Company reserves the right, but is not obligated, to purchase prior to purchasing any other Shares referred to in clause (b), all Shares tendered by a shareholder who has validly tendered at or below the Purchase Price all Shares owned, beneficially or of record, and as a result of the proration contemplated by clause (b) would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that are purchased pursuant to the Offer in an amount sufficient to allow the exercise of the right (i.e., the number of Shares that would be owned by all shareholders who would become Odd Lot holders as a result of the proration contemplated by clause (b)).

    If proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by the guaranteed delivery procedure described in Section 3) and as a result of the "odd lot" procedure described in Section 2 (the "Odd Lot Procedure"), the Company does not expect that it will be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven NYSE trading days after the Expiration Date. Proration of Shares, other than Shares tendered pursuant to the Odd Lot Procedure, will be based on the ratio of the number of Shares to be purchased by the Company pursuant to the Offer (less Odd Lot Shares tendered at or below the Purchase Price) to the total number of Shares tendered by all shareholders at or below the Purchase Price (less Odd Lot Shares tendered at or below the Purchase Price). This ratio will be applied to all Shares tendered by each shareholder to determine the number of Shares that will be purchased from each shareholder pursuant to the Offer. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Manager or the Information Agent and may also be able to obtain such information from their brokers. For a discussion of certain federal income tax consequences to shareholders, see
Section 13.

    THE COMPANY EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO PURCHASE ADDITIONAL SHARES PURSUANT TO THE OFFER OR TO DECREASE THE NUMBER OF SHARES BEING SOUGHT PURSUANT TO THE OFFER. If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

    The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

    For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

    Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

    All Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of any shareholder who was as of the close of business on February 28, 1997, and will continue to be at the Expiration Date, the record or beneficial owner of an aggregate of fewer than 100 Shares (including Shares held in the Dividend Reinvestment Plan but excluding Shares allocated to your account in the Thrift Plan) all of which are being tendered will be accepted without proration. See Section 1. Partial tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, an Odd Lot Owner will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

    As of February 28, 1997, there were approximately 23,957 holders of record of Shares. Approximately 25% of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 208,000 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any Odd Lot Owner wishing to tender all of his or her Shares free of proration must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

3. PROCEDURE FOR TENDERING SHARES.

    PROPER TENDER OF SHARES. To tender Shares validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

    IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A SHAREHOLDER MUST INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.25) AT WHICH SUCH SHARES ARE BEING TENDERED. Shareholders wishing to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which such Shares are being tendered. The same Shares cannot be tendered at more than one price. FOR A TENDER OF SHARES TO BE VALID, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED. Shareholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered at Price Determined by Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $29.00.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the

Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

       (iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or photocopy thereof or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 12:00 Midnight, Eastern Standard Time, on the third NYSE trading day after the date of execution of the Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

    The method of delivery of Shares and all other required documents is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.

    FEDERAL BACKUP WITHHOLDING. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder's correct taxpayer identification number and provide certain other information by properly completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders (as defined in Section 13) may be required to submit a properly completed Form W-8, certifying non-United States status, in order to avoid backup withholding. In addition, foreign shareholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer (as discussed in Section 13). For a discussion of certain federal income tax consequences to tendering shareholders, see Section 13. Each shareholder is urged to consult with his or her own tax adviser.

    DETERMINATION OF VALIDITY. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent, IPL's Shareholder Services Division or the Thrift Plan Trustee or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

    RULE 14E-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's representation and warranty that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

    IPALCO POWERINVEST-DIVIDEND REINVESTMENT PLAN. A shareholder participating in IPALCO PowerInvest, the Dividend Reinvestment Plan, who wishes to tender Shares held in such participant's account in this plan should complete the Dividend Reinvestment Plan Shares section of the Letter of Transmittal. Any Dividend Reinvestment Plan Shares tendered but not purchased will be returned to the participant's Dividend Reinvestment Plan account. If a participant tenders all of his or her Shares held in a Dividend Reinvestment Plan account and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and written notice to IPL's Shareholder Services Division to terminate such shareholder's participation in the Dividend Reinvestment Plan, subject to a shareholder's right to recommence participation in accordance with the terms of the Dividend Reinvestment Plan.

    THRIFT PLAN. A participant in the Employees' Thrift Plan who wishes to have Merrill Lynch Trust Company of America, the Thrift Plan Trustee, tender shares allocated to such participant's Thrift Plan account should contact the Thrift Plan Trustee pursuant to the Thrift Plan Instruction Letter distributed to such participants by the Thrift Plan Trustee together with this Offer to Purchase. To ensure that a tender of Shares allocated to a shareholder's Thrift Plan account will be effective, a tendering shareholder should instruct the Thrift Plan Trustee in ample time for the Thrift Plan Trustee to submit a tender on such shareholder's behalf on or prior to the Expiration Date. Any Thrift Plan Shares tendered but not purchased will be returned to the participant's Thrift Plan account.

4. WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 24, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

    To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders must contact the Thrift Plan Trustee in ample time for withdrawals of tenders of Shares held in a Thrift Plan account. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent, IPL's Shareholder Services Division or the Thrift Plan Trustee or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering shareholders, announce the Purchase Price, and will (subject to the proration provisions of the Offer) accept for payment and pay for Shares validly tendered at or below the Purchase Price. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and any other required documents.

    For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

    Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering shareholder.

    Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section
1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

6. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, or the purchase of and payment for, Shares tendered, if at any time on or after February 28, 1997, and before the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company in its sole judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company):

        (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal or any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any such authority, agency, tribunal or other person, that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer, or (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

        (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer, or to the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal, domestic or foreign, which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares, illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, as the case may be, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

        (c) it shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission (the "Commission") on February 28, 1997), (ii) any such person or group that on or prior to February 28, 1997, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any or its subsidiaries or any of their respective assets or securities;

        (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

        (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company or any subsidiary, shall have been proposed, announced or made by a person other than the Company; or

        (f) there shall have occurred any event or events that have resulted in, or may in the sole judgment of the Company result in, an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company or any of its subsidiaries, or materially impair the contemplated benefits of the Offer to the Company;

and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

    Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF SHARES; DIVIDENDS; RIGHTS PLAN.

    The Shares are listed and traded principally on the NYSE and are also traded on the CSE. The following table sets forth for the periods indicated the high and low closing sales prices of the Shares on the NYSE Composite Tape as reported in the WALL STREET JOURNAL.

                                                           1996                      1995
                                                 ------------------------  ------------------------
                                                    HIGH          LOW         HIGH          LOW
                                                 SALE PRICE   SALE PRICE   SALE PRICE   SALE PRICE
                                                 -----------  -----------  -----------  -----------
First Quarter..................................   $  27 3/8    $      25    $  22 1/2    $  19 7/8
Second Quarter.................................      26 3/4       24 5/8           22       20 5/8
Third Quarter..................................      27 5/8       25 1/8       24 1/8           21
Fourth Quarter.................................      28 1/4       26 1/8       25 3/4       23 5/8

    The high and low sale prices for IPALCO's Common Stock as reported on the NYSE Composite Tape in THE WALL STREET JOURNAL for the period January 1, 1997, through February 25, 1997, were: High--$28.375, Low--$26.50.

    On February 25, 1997, the last trading day prior to the announcement of the Offer, the last reported sale price of the Shares on the NYSE Composite Tape was $28.125 per Share. Shareholders are urged to obtain current market quotations for the Shares.

    Quarterly dividends paid on each Share during 1996 and 1995 were as follows:

                                                                                  1996       1995
                                                                                ---------  ---------
First Quarter.................................................................  $     .36  $    .353
Second Quarter................................................................        .37        .36
Third Quarter.................................................................        .37        .36
Fourth Quarter................................................................        .37        .36

    On January 15, 1997, the Company paid a dividend of $0.37 per Share as declared by the Board of Directors on November 26, 1996. On February 25, 1997, the Company declared a dividend of $0.25 per Share for the first quarter of 1997. The dividend is to be paid on April 15, 1997, to holders of record on

March 21, 1997. This represents a reduction in the regular quarterly dividend from the previous level of $0.37 per share ($1.48 annually). Shares tendered and purchased by the Company will be entitled to the quarterly cash dividend to be paid on April 15, 1997 regardless of when such tender is made. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any later dividends periods. Future dividend action will be guided by, among other factors, a policy of paying out 45 to 50 percent of the prior year's earnings. The declaration and payment of future dividends will be dependent on the Company's earnings and financial condition, economic and market conditions and other factors deemed relevant by the Company's Board of Directors.

    SUMMARY OF RIGHTS TO PURCHASE COMMON SHARES. On June 26, 1990, the Board of Directors of the Company declared a dividend of one common share purchase right (a "Right" or "Rights") for each outstanding Share. The dividend was payable on July 11, 1990 (the "Record Date") to the shareholders of record as of that date. If and when the Rights become exercisable, each Right will entitle the registered holder to purchase from the Company one Share at a purchase price of $33.33 (the "Purchase Price"), although the price may be adjusted as described below. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

    TRADING AND DISTRIBUTION OF RIGHTS. The Rights cannot be bought, sold or otherwise traded separately from the Shares. Certificates for Shares carry a notation that indicates that Rights are attached to the Shares and that the terms of the Rights Agreement are incorporated therein.

    Separate certificates representing the Rights will be distributed as soon as practicable after the "Distribution Date," which is the earliest to occur of:

        (a) 10 calendar days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has (a) acquired beneficial ownership of 20% or more of the outstanding Shares or
    (b) become the beneficial owner of an amount of the outstanding Shares (but not less than 15%) which the Board of Directors determines to be substantial and which ownership the Board of Directors determines is intended or may be reasonably anticipated, in general, to cause the Company to take actions determined by the Board of Directors to be not in the Company's best long-term interests (an "Adverse Person"), or

        (b) 10 business days (or such later date as may be determined by action of the Board of Directors prior to the time any person or group becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 30% or more of such outstanding Shares.

    Until the Distribution Date (or earlier exchange, redemption or expiration of the Rights), the surrender for transfer of any certificates for Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holder of record of the Shares as of the close of business on the Distribution Date and, thereafter, such separate Right Certificates alone will evidence the Rights.

    EXERCISABILITY AND EXPIRATION. The holders of the Rights are not required to take any action until the Rights become exercisable. As described above, the Rights are not exercisable until the Distribution Date. Holders of the Rights will be notified that the Rights have become exercisable when the Rights Agent mails the Rights Certificates. The Rights will expire on July 11, 2000 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Company, in each case, as described below.

    ADJUSTMENTS. In order to protect the value of the Rights to the holders, the Purchase Price payable, and the number of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Shares, (2) upon the grant to holders of the Shares of certain rights or warrants to subscribe for or purchase Shares at a price, or securities convertible into Shares with a conversion price less than the then current market price of Shares, or (3) upon the distribution to holders of the Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Shares) or of subscription rights or warrants, other than those referred to above.

    These adjustments are called anti-dilution provisions and are intended to ensure that a holder of Rights will not be adversely affected by the occurrence of such events. With certain exceptions, the Company is not required to adjust the Purchase Price until cumulative adjustments require a change of at least 1% in the Purchase Price. No fractional Shares will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

    FLIP-OVER EVENTS AND FLIP-IN EVENTS. In the event that (1) the Company is acquired in a merger or other business combination transaction and the Company is not the surviving corporation, or (2) any person consolidates or merges with the Company and all or part of the Company's Shares are exchanged for securities, cash or property of any other person, or (3) 50% or more of the Company's consolidated assets or earning power are sold (collectively, "Flip-Over Events"), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that (1) an Acquiring Person engages in certain self-dealing transactions, or (2) a person is declared an Adverse Person by the Board of Directors of the Company, or (3) a person acquires 20% or more of the outstanding Shares (collectively, "Flip-In Events"), proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the exercise price of the Right.

    EXCHANGE OPTION. At any time after a person becomes an Acquiring Person, and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one Share per Right (subject to adjustment).

    REDEMPTION. At any time prior to the tenth calendar day following the date of a public announcement that a person or group has become an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    If the Board of Directors' ability to redeem the Rights pursuant to the Rights Agreement has expired because a person or group has become an Acquiring Person, but a Flip-Over Event or certain Flip-In Events have not yet occurred, the redemption right will be reinstated if the Acquiring Person disposes of a sufficient number of the Company's Shares so that such person then owns only 10% or less of the outstanding Company's Shares and if certain other conditions are met.

    OTHER PROVISIONS. The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

    A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated June 29, 1990. A copy of the Rights Agreement is available from the Company at no charge upon written request. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by this reference.

8. BACKGROUND AND PURPOSE OF THE OFFER.

    It is expected that a substantial portion of the electric utility industry will become deregulated and subject to competition in the future. A steady evolution away from a regulated monopoly structure toward a more competitive structure has impacted the electric utility industry for nearly two decades, beginning with the Public Utilities Regulatory Policy Act of 1978 and continuing through the National Energy Policy Act of 1992 and the Federal Energy Regulatory Commission's Orders 888 and 889 in 1996. Both in the last session and in this session, a number of bills to open portions of the electric utility industry to competition have been introduced in Congress and a handful of states have already passed legislation to introduce electric utility competition. Several other states, including Indiana, are considering legislation or regulatory action to introduce greater competition to the industry. A common element thus far of most legislative initiatives is an extended transition period of several years until the date of genuine effective competition in the industry, where the retail price of electricity is actually determined by market forces. It is in the context of such a progression to competition that the Board of Directors on February 25, 1997 approved a new financial strategy that is intended to maximize shareholder value and position the Company for the expected future competitive environment.

    The new financial strategy includes (a) a recapitalization of the Company to employ a higher degree of leverage in the capital structure while the electric utility industry is in a transition period between regulation and competition,
(b) Common Stock dividend action that will be guided by, among other factors, a policy of paying out 45 to 50 percent of prior year's earnings, and (c) achievement of a consolidated debt-to-total capital ratio of 45 percent by the time effective competition comes to the electric utility industry. The recapitalization is being effected by the parent company, IPALCO Enterprises, Inc., and will not affect the capitalization of its subsidiary, Indianapolis Power & Light Company.

    The recapitalization is being effected through the Offer to purchase approximately 21% of the Company's outstanding Common Stock. The potential $410 million transaction is being financed with a five-year bank loan. The Board of Directors also announced on February 25, 1997 a reduction in the Company's quarterly Common Stock dividend rate to $0.25 per share ($1.00 annually) from the previous $0.37 per share ($1.48 annually). Such dividend is payable April 15, 1997 to shareholders of record on March 21, 1997, regardless of whether or when such Shares are tendered. See Section 7.

    Purchasing Common Stock at a premium to its market value prior to announcement of the Offer enables the Company to increase and accelerate the receipt of cash by shareholders. In fact, a $410 million repurchase equals nearly five years of dividends based on the previous dividend rate. Reducing the dividend rate improves the Company's financial flexibility going forward. A dividend policy guided by, among other factors, a payout ratio of 45 to 50 percent of prior year's earnings is more consistent with companies operating today in a competitive environment than the traditional utility payout ratio of 70 percent or more.

    The dividend action positions the Company's Common Stock for market value growth and a slightly lower income orientation than in the past. This means that a higher proportion of the total return to shareholders will need to come from capital gains as compared to dividend income. From the standpoint of most individual investors, current federal tax law makes capital gains more attractive than dividend income. The current marginal federal income tax rate on capital gains (28%) is substantially lower than the highest marginal federal income tax rate on dividend income (39.6%). However, capital gains are not as predictable as dividend income and are dependent on factors including, but not limited to, the Company's ability to increase its earnings and cash flow. Moreover, capital gains can be impacted by factors outside the control of management such as the general level of inflation, interest rates in the economy and stockmarket fluctuations.

    The price range established for the tender offer will allow those shareholders who desire a more income-oriented investment to exit their investment in the Company on favorable terms. However, shareholders who choose not to tender their Shares are also in a position to benefit from this transaction. Such non-tendering shareholders will own a greater interest in a highly competitive company with a stronger earnings per share growth rate.

    The Offer will afford to shareholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price at which they are willing to sell their Shares and, in the event the Company accepts such Shares for purchase, to dispose of Shares without the usual transaction costs associated with an open market sale, including brokerage commissions. The Offer will also allow qualifying shareholders owning beneficially fewer than 100 Shares to avoid the applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange. Correspondingly, the costs to the Company for servicing the accounts of Odd Lot Owners will be reduced. See
Section 2.

    The Company expects to incur up to $410 million of debt in connection with the Offer. A reduction in common shareholders' equity will result from purchasing the Shares according to the Offer and, when combined with the newly incurred debt, will increase the Company's debt-to-total capital ratio from 42.6% at December 31, 1996 to a pro forma level of 68.4% (See Section 11). The Company believes that in a competitive environment a target debt-to-total capital ratio of 45% is appropriate. The Company believes its earnings and cash flow will be sufficient to allow it to retain earnings and reduce debt so that such a 45% target ratio can be achieved within five years. There can be no assurances, however, that such target ratio can be achieved or that economic or industry factors will not make achieving such ratio impracticable or undesirable.

    The Company believes its financial strategy will enable it to raise sufficient funds to replace existing assets and undertake investments in new growth while maintaining a prudent balance between debt and equity in the capital structure. The Company believes its actions preserve the financial flexibility necessary to accommodate unexpected future cash needs. The increased use of debt is a tangible expression of the Board's and management's confidence in the Company.

    Shares the Company acquires pursuant to the Offer will be retained as treasury stock by the Company (unless and until the Company determines to retire such Shares or cancel their status as treasury shares and return them to the status of authorized but unissued Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of any securities exchange on which Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer.

    As of February 28, 1997, the Company had issued and outstanding 57,036,540 Shares and had reserved for issuance upon exercise of outstanding stock options 1,023,570 Shares. The 12,000,000 Shares that the Company is offering to purchase represent approximately 21% of the Shares then outstanding. As of January 15, 1997, all directors and executive officers of the Company as a group owned beneficially an aggregate of 1,174,421 Shares (including an aggregate of 780,570 Shares that may be acquired pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof). The Company has been advised that no director or officer of the Company intends to tender Shares pursuant to the Offer. If the Company purchases 12,000,000 Shares pursuant to the Offer and no director or executive officer of the Company tenders Shares, the percentage of outstanding Shares owned beneficially by all of the Company's directors and executive officers as a group would increase to approximately 2.61% of the Shares then outstanding (including for this purpose, Shares that may be acquired by such directors and executive officers pursuant to the exercise of outstanding stock options exercisable within 60 days of the date hereof).

    On January 26, 1997, the Board of Directors amended the By-Laws of the Company to reduce to 16 from 17 the number of directors, and on February 25, 1997, the Board amended the By-Laws to allow the annual meeting of shareholders to be held on the third Wednesday of April or at such other date as the Board of Directors may determine. The Company plans to propose for Shareholder approval at the Annual Meeting of Shareholders to be held May 21, 1997 that its Amended Articles of Incorporation be amended to increase the number of authorized shares of Common Stock from 145 million to 290 million.

    Except as disclosed in this Offer to Purchase (see "The Offer-Financial Information Concerning the Company-Summary Unaudited Pro Forma Consolidated Financial Information"), the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company outside the ordinary course; (e) any other material change in the Company's corporate structure or business; (f) any change in the Company's Amended Articles of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company being delisted from a national securities exchange; (h) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

    Statements contained in this Offer to Purchase and particularly in this
Section 8, Background and Purpose of the Offer, regarding the future earnings prospects, growth in earnings per share, dividend growth and debt-to-capital ratio of the Company are not historical facts and are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Each of these items is dependent on the earnings of the Company. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Some of the most important factors which will impact the Company's earnings, primarily through its wholly-owned subsidiary, Indianapolis Power & Light Company ("IPL"), include, but are not limited to, fluctuations in customer growth and demand, weather, fuel costs and availability, regulatory action, federal and state legislation, interest rates, labor strikes, maintenance and capital expenditures and local economic conditions. In addition, IPL's ability to have available an appropriate amount of production capacity in a timely manner can significantly impact IPL's financial performance. The timing of deregulation and competition, product development and introductions and technology changes are also important potential factors.

9. SOURCE AND AMOUNT OF FUNDS.

    The Company estimates that its maximum cost of purchasing 12,000,000 Shares pursuant to the Offer (including all fees and expenses relating to the Offer, but excluding interest on funds borrowed to finance such purchase of Shares) will approximate $410,000,000. The funds to pay all such costs will be obtained under a five-year Revolving Credit Facility to be supplied by Bank One, Indianapolis, National Association; National City Bank of Indiana; and The First National Bank of Chicago, pursuant to a Commitment Letter from those institutions dated February 21, 1997. These initial lenders intend to syndicate a portion of their aggregate commitment to one or more other financial institutions

    The Revolving Credit Facility will provide an initial maximum principal availability of $410,000,000, which will decline by equal amounts on March 31 of each year until the loan must be repaid in full on

March 31, 2002. Outstanding principal under the unsecured Revolving Credit Facility will bear interest at LIBOR plus an applicable margin based on the rating of the Company's senior unsecured debt by Moody's Investors Service, Inc. or Standard & Poor's Corporation.

    The Commitment Letter provides that the definitive agreement for the Revolving Credit Facility will obligate the Company to pay certain facility fees, acceptance fees, underwriting fees, annual administrative fees, and to reimburse the Lenders for certain fees and expenses they incur in making the loan. The Commitment Letter also provides that the definitive loan agreement will contain certain financial covenants related to the Company's ratios of debt to capital and earnings to interest expense. The Commitment Letter provides that the definitive loan agreement will contain usual and customary (a) affirmative and negative covenants, including restrictions on the Company's ability, and the ability of certain of its subsidiaries upon the happening of certain events and subject to certain exceptions, to incur debt, pay dividends, and enter into mergers, acquisitions, divestitures, or stock redemptions and (b) events of default, including failure to pay principal or interest, breaches of representations or covenants, certain events of bankruptcy or insolvency and a change in control (as defined therein).

    The Company intends to repay borrowings under the Revolving Credit Facility with its operating cash flow.

    The Company may enter into an interest rate swap agreement pursuant to which the Company will assume an obligation to pay a fixed interest rate in exchange for the payment by a counterparty to the swap agreement of the floating rate interest obligation on the Revolving Credit Facility. The Company has made no specific arrangements with respect to such an interest rate swap agreement.

10. TRANSACTIONS AND AGREEMENTS CONCERNING SHARES.

    Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof, except as set forth on Schedule A attached hereto and except for transactions in Shares for the accounts of directors and officers pursuant to the Dividend Reinvestment Plan and the Thrift Plan. The Company expects that the Dividend Reinvestment Plan and the Thrift Plan will, in accordance with the terms of such plans, elections in effect and present patterns of contribution, continue to purchase shares prior to the expiration of the Offer. Except for outstanding options to purchase Shares, neither the Company nor, to the Company's knowledge, any of its directors or officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares.

11. FINANCIAL INFORMATION CONCERNING THE COMPANY.

    IPALCO Enterprises, Inc. ("IPALCO" or the "Holding Company") is a holding company and owns all of the outstanding common stock of its subsidiaries (collectively referred to as the "Company"). The consolidated financial statements include the accounts of IPALCO, its regulated utility subsidiary, Indianapolis Power & Light Company ("IPL"), and its unregulated subsidiary, Mid-America Capital Resources, Inc. ("Mid-America").

    IPL is engaged principally in providing electric and steam service to the Indianapolis metropolitan area. Mid-America operates energy related businesses in Indianapolis, Indiana and Cleveland, Ohio.

                        HISTORICAL FINANCIAL INFORMATION

    The tables below set forth summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information for the years 1996 and 1995 (other than the ratios of earnings to fixed charges) have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Report on Form 10K for the year ended December 31, 1996 the relevant pages of which are hereby incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and the related notes thereto from which it has been derived.

             SUMMARY CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

BALANCE SHEET DATA:

                                                                                               DECEMBER 31
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
ASSETS:
  Utility Plant-Net...................................................................  $  1,787,969  $  1,792,007
  Other Assets-Net....................................................................       113,661       114,587
  Current Assets......................................................................       123,699       162,894
  Deferred Debits.....................................................................       157,740       161,709
                                                                                        ------------  ------------
      Total Assets....................................................................  $  2,183,069  $  2,231,197
                                                                                        ------------  ------------
                                                                                        ------------  ------------
CAPITALIZATION AND LIABILITIES:
  Capitalization:
    Total Common Shareholders' Equity.................................................  $    857,726  $    822,803
    Preferred Stock...................................................................        51,898        51,898
    Long-Term Debt....................................................................       662,591       698,600
                                                                                        ------------  ------------
      Total Capitalization............................................................     1,572,215     1,573,301
                                                                                        ------------  ------------
  Current Liabilities:
    Notes Payable.....................................................................        46,000        69,122
    Current Maturities................................................................        11,250        17,500
    Other.............................................................................       135,466       155,587
                                                                                        ------------  ------------
      Total Current Liabilities.......................................................       192,716       242,209
  Deferred Credits and Other Long-term Liabilities....................................       418,138       415,687
                                                                                        ------------  ------------
      Total Capitalization and Liabilities............................................  $  2,183,069  $  2,231,197
                                                                                        ------------  ------------
                                                                                        ------------  ------------
  Capitalization Ratios:(1)
    Common Shareholders' Equity.......................................................        54.17%        51.72%
    Preferred Stock...................................................................         3.28%         3.26%
    Long-Term Debt....................................................................        42.55%        45.02%
                                                                                        ------------  ------------
      Total Capitalization............................................................       100.00%       100.00%
                                                                                        ------------  ------------
                                                                                        ------------  ------------

INCOME STATEMENT DATA:

                                                                                                 YEARS ENDED
                                                                                                 DECEMBER 31
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
Utility Operating Revenues................................................................    $762,503    $709,206
                                                                                            ----------  ----------
Utility Operating Expenses................................................................     599,284     561,618
                                                                                            ----------  ----------
    Utility Operating Income..............................................................     163,219     147,588
                                                                                            ----------  ----------
Total Other Income and Deductions--Net....................................................       1,556       1,693
                                                                                            ----------  ----------
Total Interest and Other Charges--Net.....................................................      50,500      50,503
                                                                                            ----------  ----------
Net Income................................................................................    $114,275     $98,778
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Weighted Average Common Shares Outstanding................................................      56,924      56,745
Earnings Per Common Share(2)..............................................................       $2.01       $1.74
Common Shares Outstanding.................................................................      57,035      56,802
Dividends Declared Per Share..............................................................       $1.48       $1.44
Book Value Per Share(3)...................................................................      $15.04      $14.49
Ratio of Earnings to Fixed Charges(4).....................................................       4.58x       3.90x
Interest and Dividend Coverage(5).........................................................        1.15        1.04

         NOTES TO SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

(1) Capitalization ratios have been calculated including the current maturities of long-term debt.

(2) All earnings per share data are based on the weighted average shares outstanding during the applicable periods. The potential dilution from the exercise of common stock options is not material.

(3) Book value per share is calculated as the total shareholders' equity divided by the number of shares outstanding at the end of the period.

(4) The ratios of earnings to fixed charges were calculated by dividing the sum of pre-tax income and fixed charges by fixed charges. Fixed charges include all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.

(5) Interest and dividend coverage ratios were calculated by dividing the sum of net income, interest expense, preferred dividends of subsidiary less AFUDC (allowance for funds used during construction) by the sum of interest expense, preferred dividends of subsidiary and common dividends declared.

                          SUMMARY UNAUDITED PRO FORMA

                       CONSOLIDATED FINANCIAL INFORMATION

    The following Summary Unaudited Pro Forma Consolidated Balance Sheet and Summary Unaudited Pro Forma Statement of Consolidated Income have been prepared based on the Company's consolidated balance sheet as of December 31, 1996 and the related statement of consolidated income for the year then ended. The pro forma adjustments assume the issuance of $410 million of additional long-term debt by the Holding Company, the acquisition by the Holding Company of 12,000,000 shares of Common Stock at $34.00 per share, the payment of related debt issuance and stock reacquisition costs and first year's interest and debt amortization expense.

                    SUMMARY UNAUDITED PRO FORMA CONSOLIDATED

                     BALANCE SHEETS AS OF DECEMBER 31, 1996

               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                                    PRO FORMA
                                                                      HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                     ------------  -----------  ------------
ASSETS:
  Utility Plant-Net................................................  $  1,787,969               $  1,787,969
  Other Assets-Net.................................................       113,661                    113,661
  Current Assets:
  Cash and Cash Equivalents........................................        19,317   $ 410,000 (1a
                                                                                     (408,000) 2b)
                                                                                       (2,000) 3c)       19,317
  Other Current Assets.............................................       104,382                    104,382
  Deferred Debits..................................................       157,740       1,000 (3b      158,740
                                                                     ------------  -----------  ------------
  Total Assets.....................................................  $  2,183,069   $   1,000   $  2,184,069
                                                                     ------------  -----------  ------------
                                                                     ------------  -----------  ------------

CAPITALIZATION AND LIABILITIES:
  Capitalization:
    Common Stock...................................................  $    389,966   $       0   $    389,966
    Premium on 4% Preferred Stock..................................         1,363                      1,363
    Retained Earnings..............................................       466,397                    466,397
    Treasury Stock.................................................                 $  (1,000) 3a)
                                                                                     (408,000) 2a)     (409,000)
                                                                     ------------  -----------  ------------
        Total Common Shareholders' Equity..........................       857,726    (409,000)       448,726
    Preferred Stock................................................        51,898                     51,898
    Long-Term Debt.................................................       662,591     328,000 (1b      990,591
                                                                     ------------  -----------  ------------
        Total Capitalization.......................................     1,572,215     (81,000)     1,491,215
                                                                     ------------  -----------  ------------
  Current Liabilities:
    Notes Payable..................................................        46,000                     46,000
    Current Maturities.............................................        11,250      82,000 (1c       93,250
    Other..........................................................       135,466                    135,466
                                                                     ------------  -----------  ------------
        Total Current Liabilities..................................       192,716      82,000        274,716
  Deferred Credits and Other.......................................       418,138                    418,138
                                                                     ------------  -----------  ------------
    Total Capitalization and Liabilities...........................  $  2,183,069   $   1,000   $  2,184,069
                                                                     ------------  -----------  ------------
                                                                     ------------  -----------  ------------
  Capitalization Ratios:(10)
    Common Shareholders' Equity....................................        54.17%                     28.32%
    Preferred Stock................................................         3.28%                      3.28%
    Long-Term Debt.................................................        42.55%                     68.40%
                                                                     ------------               ------------
  Total Capitalization.............................................       100.00%                    100.00%
                                                                     ------------               ------------
                                                                     ------------               ------------

                          SUMMARY UNAUDITED PRO FORMA

                        STATEMENT OF CONSOLIDATED INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                                 PRO FORMA
                                                                    HISTORICAL  ADJUSTMENTS   PRO FORMA
                                                                    ----------  -----------  -----------
Utility Operating Revenues........................................    $762,503                $ 762,503
Utility Operating Expenses........................................     599,284                  599,284
                                                                    ----------               -----------
      Utility Operating Income....................................     163,219                  163,219
                                                                    ----------               -----------
                                                                    ----------               -----------
Other Income and (Deductions):
  IPALCO Enterprises, Inc. ("Holding Company")....................      (1,551)  $  10,263(4)
                                                                                       126 (5b      8,838
  Other...........................................................       3,107                    3,107
                                                                    ----------  -----------  -----------
      Total Other Income and Deductions...........................       1,556      10,389       11,945
                                                                    ----------  -----------  -----------
Interest and Other Charges:
  Interest on Long-Term Debt......................................      45,110      27,060(6)     72,170
  Other...........................................................       2,208         333 (5a      2,541
  Preferred Dividend Requirement of IPL...........................       3,182                    3,182
                                                                    ----------  -----------  -----------
      Total Interest and Other Charges-Net........................      50,500      27,393       77,893
                                                                    ----------  -----------  -----------
Net Income........................................................    $114,275   $ (17,004)   $  97,271
                                                                    ----------  -----------  -----------
                                                                    ----------  -----------  -----------

Weighted Average Common Shares Outstanding........................      56,924     (12,000)(7)     44,924
Earnings Per Common Share.........................................       $2.01                    $2.17(9)
Common Shares Outstanding.........................................      57,035     (12,000  (7)     45,035
Dividends Declared Per Share......................................       $1.48                    $1.00 (8)
Book Value Per Share..............................................      $15.04                    $9.96 (9)
Ratio of Earnings to Fixed Charges................................        4.58x                    2.98 x(9)
Interest and Dividend Coverage (11)...............................        1.15                     1.34 (9)

        NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                     AND STATEMENTS OF CONSOLIDATED INCOME:

(1) Represents the (1a) proceeds of $410 million from the issuance of a $410 million five-year bank debt facility by the Holding Company at an assumed annual interest rate of 6.6%. The pro forma assumes (1b) $328 million classified as long-term and (1c) current maturities of long-term debt of $82 million.

(2) Represents the Holding Company (2a) reacquisition of 12,000,000 Shares of IPALCO Enterprises, Inc. common stock (Treasury Stock) assumed at the maximum price of $34.00 per share for (2b) cash. There can be no assurance that the Holding Company will repurchase 12,000,000 Shares or that the Shares will be repurchased at a price of $34.00.

(3) Represents the payment by the Holding Company of (3a) treasury stock acquisition costs and (3b) debt issuance expense for (3c) cash.

(4) Represents the tax benefit of the additional pro forma interest expense calculated using IPALCO's effective income tax rate of 37.925%.

(5) Represents (5a) one year amortization of the pro forma debt issuance expense and (5b) the related tax benefit.

(6) Represents the pro forma additional interest expense for a full year at the Holding Company calculated at an assumed 6.6% annual fixed rate on the bank loan proceeds of $410 million.

(7) Represents the pro forma reduction in weighted average common shares outstanding for the year 1996 and in common shares outstanding at December 31, 1996.

(8) Reflects the pro forma annualized dividend authorized by the IPALCO Enterprises, Inc. Board of Directors on February 25, 1997.

(9) All ratios and per share amounts listed in the "Pro Forma" column have been adjusted to reflect the transactions reflected in the "Pro Forma Adjustments" column.

(10) Capitalization ratios have been calculated including the current maturities of long-term debt.

(11) Interest and dividend coverage ratios were calculated by dividing the sum of net income, interest expense, preferred dividends of subsidiary less AFUDC (allowance for funds used during construction) by the sum of interest expense, preferred dividends of subsidiary and common dividends declared.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of holders of Shares. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the New York Stock Exchange and the Chicago Stock Exchange, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such exchanges.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

    Shareholders who determine not to accept the Offer or whose Shares are not purchased in the Offer will realize an increase in their percentage ownership interest in the common equity of the Company and thus, in the Company's future earnings and assets. Because of the smaller number of Shares outstanding after consummation of the Offer, increases or decreases in net earnings will result in proportionately greater increases or decreases in earnings per Share. See
Section 8.

    NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS, OFFICERS, OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR OFFICER OF THE COMPANY INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

13. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    IN GENERAL. The following summary is a general discussion of certain United States federal income tax consequences relating to the Offer. This summary does not discuss any aspects of state, local, foreign or other tax laws. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, shareholders who have acquired their Shares upon the exercise of options or otherwise as compensation, or shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the tax matters discussed below. Accordingly, each shareholder should consult its own tax adviser with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

    CHARACTERIZATION OF THE SALE. A sale of Shares by a shareholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a shareholder may vary depending upon the shareholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a shareholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering shareholder) if the receipt of cash upon such sale
(i) is "substantially disproportionate" with respect to the shareholder, (ii) results in a "complete termination" of the shareholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the shareholder. These tests (the "Section 302 tests") are explained more fully below.

    If any of the Section 302 tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering shareholder will recognize capital gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer and the shareholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long-term capital gain or loss if the Shares have been held for more than one year.

    If none of the Section 302 tests is satisfied and the Company has sufficient current and accumulated earnings and profits, the tendering shareholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate shareholders eligible for the dividends-received deduction) the tendering shareholder's basis in the Shares sold pursuant to the Offer will be added to such shareholder's basis in its remaining Shares, if any. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular shareholder, and thus no assurance can be given that any particular shareholder will not be treated as having received a dividend taxable as ordinary income. If the sale of Shares is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the shareholder's basis for such shareholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such basis.

    CONSTRUCTIVE OWNERSHIP OF STOCK. In determining whether any of the Section 302 tests is satisfied, shareholders must take into account not only the Shares which are actually owned by the shareholder, but also Shares which are constructively owned by the shareholder within the meaning of Section 318 of the

Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities in which the shareholder has an interest, or, in the case of shareholders that are entities, by certain individuals or entities that have an interest in the shareholder, and Shares which the shareholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302 tests has been satisfied. EACH SHAREHOLDER SHOULD BE AWARE THAT BECAUSE PRORATION MAY OCCUR IN THE OFFER, EVEN IF ALL THE SHARES ACTUALLY AND CONSTRUCTIVELY OWNED BY A SHAREHOLDER ARE TENDERED PURSUANT TO THE OFFER, FEWER THAN ALL OF SUCH SHARES MAY BE PURCHASED BY THE COMPANY. THUS, PRORATION MAY AFFECT WHETHER A SALE BY A SHAREHOLDER PURSUANT TO THE OFFER WILL MEET ANY OF THE SECTION 302 TESTS.

    SECTION 302 TESTS. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

        a. Substantially Disproportionate Test. The receipt of cash by a shareholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such shareholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer). Shareholders should consult their tax advisers with respect to the application of the "substantially disproportionate" test to their particular situation.

        b. Complete Termination Test. The receipt of cash by a shareholder will be a "complete termination" of the shareholder's interest if either (i) all of the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the shareholder are sold pursuant to the Offer and, with respect to the Shares constructively owned by the shareholder which are not sold pursuant to the Offer, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in
    Section 302(c) of the Code. Shareholders considering making such a waiver should do so in consultation with their tax advisers.

        c. Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a shareholder fails to satisfy the "substantially disproportionate" test or the "complete termination" test, a shareholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the shareholder's sale of Shares pursuant to the Offer results in a "meaningful reduction" in the shareholder's proportionate interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the shareholder's particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a shareholder in a publicly held corporation from .0001118% to .0001081% (a reduction to 96.7% of the shareholder's prior percentage ownership interest) would constitute a "meaningful reduction." Shareholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisers as to its application in their particular situation.

    CORPORATE SHAREHOLDER DIVIDEND TREATMENT. Under current law, if a sale of Shares by a corporate shareholder is treated as a dividend, the corporate shareholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate shareholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate shareholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the total adjusted tax basis in the Shares. In addition, because it is expected that the redemption of Shares will not be pro rata with respect to all shareholders, any amount received by a corporate shareholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Accordingly, a corporate shareholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the shareholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs. The basis reduction rules of Section 1059 also generally apply to dividends which exceed a threshold percentage of a shareholder's basis in its stock, unless the shareholder has held its stock for more than two years before the announcement date of such dividend. For purposes of applying Section 1059, all dividends received by a shareholder and having their ex-dividend dates within an 85-day period (expanded to a 365-day period, in the case of dividends received in such period that in the aggregate exceed 20% of the shareholder's adjusted tax basis in the Shares) are aggregated. Corporate shareholders should consult their own tax advisers as to the application of Section 1059 of the Code to the Offer, and to any dividends which may be paid with respect to the Shares, as well as the effect of pending legislation discussed below.

    FOREIGN SHAREHOLDERS. The Company will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign shareholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign shareholder within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) any estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States trustees have the authority to control all substantial decisions relating to the trust.

    Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign shareholder's address or to a properly completed Form 1001 furnished by the shareholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign shareholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the shareholder. The Company will determine a foreign shareholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the shareholder's address and any Forms 1001 or 4224 submitted to the Company by a foreign shareholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Company.

    A foreign shareholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the shareholder satisfied one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign shareholders are urged to consult their own tax advisers regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

    BACKUP WITHHOLDING. See Section 3 with respect to the application of United States federal income tax backup withholding.

    PENDING TAX LEGISLATION. Corporate shareholders should be aware that in recent years legislation has been proposed in Congress and by the President which, if enacted in its proposed form, would affect the above summary of the federal income tax consequences. For example, on February 6, 1997, President Clinton's budget proposals (the "Proposals") were released. The Proposals include, among other things, a provision that would reduce the corporate dividends-received deduction from 70% to 50% where the corporate holder owns less than 20% (by vote and value) of the stock of the issuer. In addition, the Proposals would deny a dividends-received deduction if certain holding period requirements are not satisfied over a 46-day period immediately before or immediately after the holder becomes entitled to receive the dividend. The Proposals would also amend Section 1059 of the Code to require immediate gain recognition whenever, and to the extent that, the non-taxed portion of an extraordinary dividend exceeds the holder's tax basis in the stock with respect to which the extraordinary dividend is received. The Proposals would further amend Section 1059 of the Code to provide that a corporate shareholder will recognize gain immediately with respect to any redemption transaction treated in whole or in part as a dividend when the non-taxed portion of the dividend exceeds the basis of the stock surrendered, if the redemption transaction is treated as a dividend due to options of the Company being counted as stock ownership under the constructive ownership rules of Section 318 of the Code. The Company cannot predict whether these proposals or other legislation will ultimately be enacted or, if enacted, will be enacted as currently proposed. Holders should consult their tax advisers concerning these proposals and other possible changes to the tax laws.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING SHAREHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE AND THE EFFECT OF TAX LEGISLATIVE PROPOSALS.

14. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

    The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section
4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated under the Exchange Act.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an Offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. Pursuant to Rule 13e-4(f)(1), the Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the dealer's soliciting fee or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

15. FEES AND EXPENSES.

    Dillon, Read & Co. Inc. will act as Dealer Manager for the Company in connection with the Offer. The Company has agreed to pay the Dealer Manager, upon acceptance for payment of Shares pursuant to the Offer, a fee of $0.10 per Share purchased by the Company pursuant to the Offer. The Dealer Manager will also be reimbursed by the Company for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and will be indemnified against certain liabilities and expenses, including liabilities under the federal securities laws, in connection with the Offer.

    The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to the Company. It has received, and will continue to receive, customary compensation from the Company for such services.

    The Company has retained IBJ Schroder Bank & Trust Company as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile transmission and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary and the Information Agent against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    Certain directors, officers, or employees of the Company may, from time to time, contact shareholders to provide them with information regarding the Offer. Such directors, officers or employees will not make any recommendation to any shareholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director, officer or employee for this service.

    The Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

    The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 7 of the Letter of Transmittal.

16. MISCELLANEOUS.

    The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Web site that contains such reports, and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information also should be available for inspection at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company's Schedule 13E-4 may not be available at the Commission's regional offices.

    The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                          IPALCO ENTERPRISES, INC.

February 28, 1997

                                                                      SCHEDULE A

                     CERTAIN TRANSACTIONS INVOLVING SHARES

    During the 40 business days prior to February 18, 1997, the following executive officers and directors effected transactions in the Shares as follows:

                        PERSON WHO
                        EFFECTED                    NUMBER OF
DATE                    TRANSACTION                  SHARES     NATURE OF TRANSACTION
----------------------  -------------------------  -----------  --------------------------------------------------

February 3, 1997        Robert A. Borns              125.1293   Purchased shares in the open market (NYSE) at a
                        Director                                price per share of
                                                                $27.9350 pursuant to a longstanding election that
                                                                his fees as a director of the Company and its
                                                                subsidiaries be deposited into his Dividend
                                                                Reinvestment account and used for stock purchases.

January 6, 1997         Bryan G. Tabler                   445   Open market purchase (NYSE) in an Individual
                        Vice President, Secretary               Retirement Account at a
                        and General Counsel                     price per share of $27.00.

    Executive officers and directors of the Company purchased an aggregate of
633.53 Shares in the Thrift Plan, and an aggregate of 1,282.22 Shares through the reinvestment of dividends in the Dividend Reinvestment Plan.

    Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares should be sent or delivered by each shareholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                                THE DEPOSITARY:

                       IBJ SCHRODER BANK & TRUST COMPANY

               TO: IBJ SCHRODER BANK & TRUST COMPANY, DEPOSITARY

                                                                            BY HAND OR
            BY MAIL:                BY FACSIMILE TRANSMISSION:          OVERNIGHT COURIER:
                                    (For Eligible Institutions
                                              Only)
           P.O. Box 9                     (212) 858-2891                  1 State Street
      Bowling Green Station                                             New York, NY 10004
     New York, NY 10274-0009                                      ATTN: Reorganization Department
 ATTN: Reorganization Department                                 Securities Processing Window SC-1
                                    CONFIRMATION BY TELEPHONE:
                                          (212) 858-2660

    Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at the telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent and such copies will be furnished promptly at the Company's expense. Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                             THE INFORMATION AGENT:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                                 (800) 848-2998
                              THE DEALER MANAGER:
                            DILLON, READ & CO. INC.

                               535 Madison Avenue
                            New York, New York 10022
                                 (212) 906-7525